Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS FIRST QUARTER 2017 RESULTS

NEW YORK, NY – May 9, 2017 – Medallion Financial Corp. (Nasdaq: MFIN), a specialty finance company that originates and services loans in various niche industries, announced today its first quarter 2017 results.

First Quarter 2017 Highlights

•	Net increase in net assets resulting from operations of $1.1 million, or $0.05 per diluted share

•	Managed medallion loan delinquencies improve for the first time since 2014

•	Medallion Bank’s Tier 1 capital to average assets leverage ratio at quarter-end improved to 15.2%

•	Managed assets of $1.63 billion as of March 31, 2017, including $1.08 billion at Medallion Bank

•	Medallion Bank sold $94 million of performing consumer loan receivables for cash proceeds of $98.3 million; recorded gain on sale of $2.7 million

•	Book value per share of $11.91

•	Net investment loss before income taxes was $1.3 million for the first quarter of 2017, compared to net investment income before income taxes of $2.0 million for the prior-year period. On a combined basis with Medallion Bank, net investment income before income taxes was $16.0 million for the first quarter of 2017, an increase from $15.2 million in the prior-year period. The Company believes the combined figure is a more appropriate indication of the Company’s operating capabilities as it combines Medallion Bank with Medallion Financial, and is before realized/unrealized appreciation/depreciation such as Medallion Bank’s increased valuation.

“We are pleased with our first quarter performance,” stated Andrew Murstein, President of Medallion Financial. “Our consumer loans at Medallion Bank continue to generate a pre-tax return on equity of over 50% and earned over $17 million for the quarter before taxes. Our consumer and mezzanine segments continue to be key drivers and contribute meaningfully to our profitability. During the quarter, we sold $94 million of performing consumer loans at a gain, showing the strength of our overall underwriting of the portfolio and further enhancing the liquidity profile of Medallion Bank. Our focus on further growing these segments remains unchanged.”

“While we continue to reduce our exposure to medallion lending, we also saw an improvement in our medallion delinquencies for the first time since 2014 as we worked to bring several large delinquent accounts into current status,” added Mr. Murstein. “We believe we are finally starting to see some stabilization of our medallion portfolio, which would benefit us as we further reduce our exposure to the business in the coming quarters.”

Medallion Bank

For the first quarter of 2017, Medallion Bank produced a 7% increase in net interest income to $23.2 million, compared to $21.7 million in the prior-year period. Net investment income before taxes was $17.2 million, an increase of 6% from the prior-year period. Medallion Bank earned net income of $4.3 million, compared to net income of $6.2 million in the prior-year period, primarily due to recording $10.2 million in charge-offs and reserves in the first quarter of 2017 for medallion loans that were 180 days or more past due.

As of March 31, 2017, Medallion Bank met all of the regulatory capital adequacy requirements to be considered well-capitalized. Medallion Bank’s Tier 1 capital to average assets leverage ratio as of March 31, 2017 was 15.2%.

Consumer Lending Segment

Medallion Bank’s consumer loan portfolio was $642.1 million as of March 31, 2017, a 1% decline compared to $645.6 million at the end of the prior-year period, despite the sale of approximately $192 million in performing consumer loans within the past 12 months. Including the loans sold, the consumer division continues to grow in excess of 30% per year. During the first quarter of 2017, Medallion Bank sold approximately $94 million of performing consumer loans and recorded a gain on sale of $2.7 million. The average interest rate on the portfolio increased to 14.8% from 14.0% a year ago. Consumer loan delinquencies over 90 days as of March 31, 2017 were 0.37% versus 0.43% in the prior quarter.

Medallion Lending Segment

Medallion Bank’s medallion loan portfolio as of March 31, 2017 was $233.7 million, compared to $326.7 million at the end of the prior-year period. The average interest rate on the portfolio was 3.82% versus 3.85% in the prior year. Medallion loans now represent 22% of Medallion Bank’s assets compared to 30% at the end of the prior-year period. Total medallion loan delinquencies over 90 days past due were $17.9 million as of March 31, 2017, compared to $39.0 million in the prior quarter.

Medallion Financial and Non-Bank Subsidiaries

For the first quarter of 2017, net increase in net assets resulting from operations was $1.1 million, or $0.05 per diluted common share, compared to $6.8 million, or $0.28 per diluted common share, in the prior-year period. Net investment loss before taxes for the first quarter of 2017 was $1.3 million, compared to net investment income before income taxes of $2.0 million in the prior-year period.

If Medallion Bank was fully combined with Medallion Financial, net investment income before taxes for the first quarter of 2017 would have been $16.0 million, compared to $15.2 million in the prior-year period.

Medallion Financial’s net interest margin was 0.58% for the first quarter of 2017 compared to 4.33% in the prior year, partially due to a $3 million dividend declared and paid by Medallion Bank to Medallion Financial in the first quarter of 2016 that was not declared in the first quarter of 2017. On a pro-forma combined basis with Medallion Bank, first quarter 2017 net interest margin was 6.59%, compared to 6.75% in the prior-year period, reflecting the low cost of funds at Medallion Bank and its higher-yielding loan portfolio.

Medallion Lending

Medallion loans outstanding as of March 31, 2017 were $251.0 million, a reduction of 17% compared to $303.4 million at the end of the prior-year period, primarily due to unrealized depreciation reflecting current medallion market conditions and portfolio reductions. The average interest rate on the medallion portfolio was 4.02% versus 4.12% in the prior year.

The managed medallion portfolio, which encompasses loans at Medallion Bank and those serviced for third parties, was $484.7 million at quarter end, a decline of 23% from $630.0 million a year ago. Total medallion delinquencies over 90 days (inclusive of Medallion Bank) declined to $88.5 million as of March 31, 2017, compared to $110.9 million in the prior quarter. The Company has reserved and written off over $100 million in medallion loans in total thus far, despite the personal guarantees and the medallions pledged as collateral on all written off loans, from which the Company fully expect recoveries.

Commercial Lending

Commercial loans as of March 31, 2017 were $73.7 million, an 11% decrease from $82.7 million at the end of the prior-year period, primarily reflecting the disposition of the asset-based portfolio in the third quarter of 2016 and a decline in secured commercial loans in the portfolio. Commercial loans represented 12% of the investment portfolio, compared with 13% in the prior year. The average interest rate on the portfolio was 12.88%, compared to 12.92% in the prior-year period, reflecting a lower yield on the mezzanine portfolio due to prepayments and maturities.

For the first quarter of 2017, the Company’s mezzanine segment grew its assets, which includes its loan portfolio, by 9% from the prior-year period to $87.2 million. Net increase in net assets resulting from operations for the segment was $1.1 million compared to $1.6 million in the prior-year period, as a portion of mezzanine loans matured and were paid off during the quarter. The mezzanine segment’s pipeline remains robust and the Company expects to grow its loan portfolio in 2017.

Conference Call Information

The Company is hosting a conference call to discuss the financial results today at 5:00 pm Eastern.

If you have a question for management that you would like answered on the call, please submit your question to investorrelations@medallion.com prior to the start of the call.

The dial-in number for the conference call is (888) 600-4864 (toll-free) or (913) 312-0655 (direct), passcode 9467943. Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Medallion Financial’s website at http://www.medallion.com/investors.html.

A replay will be available following the end of the call through Tuesday, May 16, 2017, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (direct), passcode 9467943. A webcast replay of the call will be available at http://www.medallion.com/ for one year following the call.

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About Medallion Financial Corp.

Medallion Financial Corp. is a specialty finance company that originates and services loans in various industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $7 billion to small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2016 Annual Report on Form 10-K.

Company Contacts

Investors:

212-328-2176

InvestorRelations@medallion.com

Media:

Brian Ruby

203-682-8268

bruby@icrinc.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2017	2016
Total investment income	$4,250	$8,986
Total interest expense	3,334	2,531

Net interest income	916	6,455

Total noninterest income	2	40

Salaries and benefits	765	3,109
Professional fees	692	435
Occupancy expense	265	203
Other operating expenses	503	709

Total operating expenses	2,225	4,456

Net investment income (loss) before income taxes	(1,307)	2,039
Income tax benefit	872	—

Net investment income (loss) after income taxes	(435)	2,039

Net realized gains (losses) on investments, net of taxes	845	(188)

Net change in unrealized depreciation on investments	(8,523)	(3,471)
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	8,124	8,468
Income tax benefit	1,100	—

Net unrealized appreciation on investments	701	4,997

Net realized/unrealized gains on investments	1,546	4,809

Net increase in net assets resulting from operations	$1,111	$6,848

Net investment income (loss) after income taxes per common share
Basic	($0.02)	$0.08
Diluted	($0.02)	$0.08

Net increase in net assets resulting from operations per common share
Basic	$0.05	$0.28
Diluted	$0.05	$0.28

Distributions declared per share	—	$0.25

Weighted average common shares outstanding
Basic	23,892,942	24,175,554
Diluted	23,945,556	24,231,344

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	March 31, 2017	December 31, 2016
Assets
Medallion loans, at fair value	$250,976	$266,816
Commercial loans, at fair value	73,748	83,634
Investment in Medallion Bank and other controlled subsidiaries, at fair value	300,886	293,960
Equity investments, at fair value	9,640	8,468

Net investments	635,250	652,278
Cash and cash equivalents	25,639	20,962
Accrued interest receivable	794	769
Fixed assets, net	247	267
Investments other than securities	9,510	9,510
Other assets, net	5,229	5,591

Total assets	$676,669	$689,377

Liabilities
Accounts payable and accrued expenses	$4,678	$5,425
Accrued interest payable	2,582	2,883
Deferred and other tax liabilities, net	43,900	45,900
Funds borrowed	338,174	349,073

Total liabilities	389,334	403,281

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	287,335	286,096

Total liabilities and shareholders’ equity	$676,669	$689,377

Number of common shares outstanding	24,124,773	24,024,821
Net asset value per share	$11.91	$11.91

Total managed loans	$1,233,199	$1,341,968
Total managed assets	1,629,060	1,631,839

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